                                                                   EXHIBIT 3.1.4

                           CERTIFICATE OF AMENDMENT

                                      OF
                         CERTIFICATE OF INCORPORATION


     SAFLINK Corporation, a Delaware corporation, pursuant to Section 242 of the General Corporation Law of the State of Delaware,


     DOES HEREBY CERTIFY:


     FIRST: That the Board of Directors of said corporation adopts the following resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

          RESOLVED, that the Certificate of Incorporation of SAFLINK Corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows:

               "FOURTH: the total number of shares of all classes of stock which the Corporation shall have authority to issue is 101,000,000 shares, consisting of (i) 1,000,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock"), and (ii) 100,000,000 shares of Common Stock, $.01 par value per share (the "Common Stock")."


     SECOND: The amendment of the Certificate of Incorporation of the corporation herein certified was duly adopted, pursuant to the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said SAFLINK Corporation has caused this certificate to be signed by Jeffery P. Anthony its authorized officer on this 15th day of March, 2001.



                                            /s/ Jeffrey P. Anthony
                                     ---------------------------------
                                     By     Jeffrey P. Anthony
                                     Its    President and Chief
                                            Executive Officer